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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)

                          Ctrip.com International, Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Ordinary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    22943F100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 19, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)


                               Page 1 of 17 pages

CUSIP No. 22943F100                                           Page 2 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tiger Technology, L.P. ("Tiger")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             734,028  shares  (which  represents  367,014  shares  of
   SHARES               American  Depositary  Shares which may be exchanged into
BENEFICIALLY            Ordinary   Shares),   except   that   Tiger   Technology
  OWNED BY              Performance,  L.L.C.  ("Tiger LLC"), the general partner
    EACH                of Tiger,  may be deemed to have sole voting  power with
  REPORTING             respect  to such  shares,  and  Charles P.  Coleman  III
   PERSON               ("Coleman"),  the  managing  member of Tiger LLC, may be
    WITH                deemed to have sole  voting  power with  respect to such
                        shares.
                        --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        734,028  shares  (which  represents  367,014  shares  of
                        American  Depositary  Shares which may be exchanged into
                        Ordinary  Shares),  except  that Tiger LLC,  the general
                        partner of Tiger, may be deemed to have sole dispositive
                        power  with  respect  to such  shares,  and  Charles  P.
                        Coleman III  ("Coleman"),  the managing  member of Tiger
                        LLC, may be deemed to sole dispositive voting power with
                        respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      734,028
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22943F100                                           Page 3 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tiger Technology II, L.P. ("Tiger II")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             25,767 shares (which  includes  9,067 shares of American
   SHARES               Depositary  Shares which may be exchanged  into Ordinary
BENEFICIALLY            Shares),  except that Tiger LLC, the general  partner of
  OWNED BY              Tiger II, may be deemed to have sole  voting  power with
    EACH                respect to such shares, and Coleman, the managing member
  REPORTING             of Tiger LLC,  may be deemed to have sole  voting  power
   PERSON               with respect to such shares.
    WITH                --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        25,767 shares (which  includes  9,067 shares of American
                        Depositary  Shares which may be exchanged  into Ordinary
                        Shares),  except that Tiger LLC, the general  partner of
                        Tiger, may be deemed to have sole dispositive power with
                        respect to such shares, and Coleman, the managing member
                        of Tiger LLC, may be deemed to sole  dispositive  voting
                        power with respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      25,767
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22943F100                                           Page 4 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tiger Technology Performance, L.L.C. ("Tiger LLC")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             759,795  shares  (which  represents  376,081  shares  of
   SHARES               American  Depositary  Shares which may be exchanged into
BENEFICIALLY            Ordinary Shares), of which 734,028 are directly owned by
  OWNED BY              Tiger and 25,767 are  directly  owned by Tiger II. Tiger
    EACH                LLC is the  general  partner  of Tiger and Tiger II, and
  REPORTING             may be deemed to have sole voting  power with respect to
   PERSON               such shares,  and Coleman,  the managing member of Tiger
    WITH                LLC,  may be  deemed  to have  sole  voting  power  with
                        respect to such shares.
                        --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        759,795  shares  (which  represents  376,081  shares  of
                        American  Depositary  Shares which may be exchanged into
                        Ordinary Shares), of which 734,028 are directly owned by
                        Tiger and 25,767 are  directly  owned by Tiger II. Tiger
                        LLC is the  general  partner  of Tiger and Tiger II, and
                        may be  deemed  to  have  sole  dispositive  power  with
                        respect to such shares, and Coleman, the managing member
                        of Tiger  LLC,  may be deemed  to have sole  dispositive
                        power with respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      759,795
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22943F100                                           Page 5 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tiger Technology, Ltd. ("Tiger Ltd.")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             149,038  shares  (which   represents  74,519  shares  of
   SHARES               American  Depositary  Shares which may be exchanged into
BENEFICIALLY            Ordinary   Shares),   except   that   Tiger   Technology
  OWNED BY              Management,   L.L.C.  ("Technology   Management"),   the
    EACH                investment  manager of Tiger Ltd., may be deemed to have
  REPORTING             sole  voting  power  with  respect to such  shares,  and
   PERSON               Coleman,  the managing member of Technology  Management,
    WITH                may be deemed to have sole voting  power with respect to
                        such shares.
                        --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        149,038  shares  (which   represents  74,519  shares  of
                        American  Depositary  Shares which may be exchanged into
                        Ordinary Shares), except that Technology Management, the
                        investment  manager of Tiger Ltd., may be deemed to have
                        sole dispositive power with respect to such shares,  and
                        Coleman,  the managing member of Technology  Management,
                        may be  deemed  to  have  sole  dispositive  power  with
                        respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      149,038
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22943F100                                           Page 6 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tiger Technology Management, L.L.C. ("Technology Management")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             149,038  shares  (which   represents  74,519  shares  of
   SHARES               American  Depositary  Shares which may be exchanged into
BENEFICIALLY            Ordinary  Shares),  all of which are  directly  owned by
  OWNED BY              Tiger  Ltd.  Technology  Management  is  the  investment
    EACH                manger  of Tiger  Ltd.,  and may be  deemed to have sole
  REPORTING             voting power with  respect to such shares,  and Coleman,
   PERSON               the managing  member of  Technology  Management,  may be
    WITH                deemed to have sole  voting  power with  respect to such
                        shares.
                        --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        149,038  shares  (which   represents  74,519  shares  of
                        American  Depositary  Shares which may be exchanged into
                        Ordinary  Shares),  all of which are  directly  owned by
                        Tiger  Ltd.  Technology  Management  is  the  investment
                        manger  of Tiger  Ltd.,  and may be  deemed to have sole
                        dispositive  power  with  respect  to such  shares,  and
                        Coleman,  the managing member of Technology  Management,
                        may be  deemed  to  have  sole  dispositive  power  with
                        respect to such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      149,038
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22943F100                                           Page 7 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tiger Technology Private Investment Partners, L.P. ("Technology Partners")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             2,173,222  shares,  except  that  Tiger  Technology  PIP
   SHARES               Performance,  L.L.C.  ("Tiger PIP"), the general partner
BENEFICIALLY            of  Technology  Partners,  may be  deemed  to have  sole
  OWNED BY              voting power with  respect to such shares,  and Coleman,
    EACH                the managing  member of Tiger PIP, may be deemed to have
  REPORTING             sole voting power with respect to such shares.
   PERSON
    WITH                --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        2,173,222  shares,  except  that Tiger PIP,  the general
                        partner of  Technology  Partners,  may be deemed to have
                        sole dispositive power with respect to such shares,  and
                        Coleman, the managing member of Tiger PIP, may be deemed
                        to have sole  dispositive  power  with  respect  to such
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,173,222
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22943F100                                           Page 8 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Tiger Technology PIP Performance, L.L.C. ("Tiger PIP")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             2,173,222  shares,  all of which are  directly  owned by
   SHARES               Technology Partners. Tiger PIP is the general partner of
BENEFICIALLY            Technology  Partners,  and may be  deemed  to have  sole
  OWNED BY              voting power with  respect to such shares,  and Coleman,
    EACH                the managing  member of Tiger PIP, may be deemed to have
  REPORTING             sole voting power with respect to such shares.
   PERSON
    WITH                --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        2,173,222  shares,  all of which are  directly  owned by
                        Technology Partners. Tiger PIP is the general partner of
                        Technology  Partners,  and may be  deemed  to have  sole
                        dispositive  power  with  respect  to such  shares,  and
                        Coleman, the managing member of Tiger PIP, may be deemed
                        to have sole  dispositive  power  with  respect  to such
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,173,222
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      00
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22943F100                                           Page 9 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Charles P. Coleman III ("Coleman")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             3,082,055  shares  (which  includes  450,600  shares  of
   SHARES               American  Depositary  Shares which may be exchanged into
BENEFICIALLY            Ordinary Shares), of which 734,028 are directly owned by
  OWNED BY              Tiger,  25,767 are directly  owned by Tiger II,  149,038
    EACH                are  directly  owned by Tiger  Ltd.  and  2,173,222  are
  REPORTING             directly  owned by Technology  Partners.  Coleman is the
   PERSON               managing  member  of  each of  Tiger  LLC  (the  general
    WITH                partner  of Tiger and Tiger II),  Technology  Management
                        (the  investment  manager  of Tiger  Ltd.) and Tiger PIP
                        (the general partner of Technology Partners), and may be
                        deemed to have sole  voting  power with  respect to such
                        shares.
                        --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        3,082,055  shares  (which  includes  450,600  shares  of
                        American  Depositary  Shares which may be exchanged into
                        Ordinary Shares), of which 734,028 are directly owned by
                        Tiger,  25,767 are directly  owned by Tiger II,  149,038
                        are  directly  owned by Tiger  Ltd.  and  2,173,222  are
                        directly  owned by Technology  Partners.  Coleman is the
                        managing  member  of  each of  Tiger  LLC  (the  general
                        partner  of Tiger and Tiger II),  Technology  Management
                        (the  investment  manager  of Tiger  Ltd.) and Tiger PIP
                        (the general partner of Technology Partners), and may be
                        deemed to have sole  dispositive  power with  respect to
                        such shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,082,055
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22943F100                                          Page 10 of 17 Pages
--------------------------------------------------------------------------------

ITEM 1(a).        NAME OF ISSUER:

                  Ctrip.com International, Ltd.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3F, Building 63-64
                  No. 421 Hong Cao Road
                  Shanghai 200233, People's Republic of China

ITEM 2(a).        NAME OF PERSON FILING:

                  This statement is filed by Tiger Technology, L.P. ("Tiger"), Tiger Technology II, L.P. ("Tiger II"), Tiger Technology
                  Performance, L.L.C. ("Tiger LLC"), Tiger Technology, Ltd. ("Tiger Ltd."), Tiger Technology Management, L.L.C. ("Technology Management"), Tiger Technology Private Investment Partners, L.P. ("Technology Partners"), Tiger Technology PIP Performance, L.L.C. ("Tiger PIP") and Charles P. Coleman III ("Coleman"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  Tiger LLC is the general partner of Tiger and Tiger II, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger and Tiger II. Technology Management is the investment manager of Tiger Ltd., and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger Ltd. Tiger PIP is the general partner of Technology Partners, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Technology Partners. Coleman is the managing member of Tiger LLC, Technology Management, and Tiger PIP, and may be deemed to have sole power to vote and sole power to dispose of the shares of issuer directly owned by Tiger, Tiger II, Tiger Ltd. and Technology Partners.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  Tiger Technology Management, L.L.C.
                  101 Park Avenue
                  48th Floor
                  New York, NY 10178

ITEM 2(c)         CITIZENSHIP:

                  Tiger and Tiger II are Delaware Limited Partnerships; Tiger LLC, Technology Management and Tiger PIP are Delaware Limited Liability Companies; Tiger Ltd. is a Cayman Islands Corporation; Technology Partners is a Cayman Islands Limited Partnership; and Coleman is a United States citizen.

CUSIP No. 22943F100                                          Page 11 of 17 Pages
--------------------------------------------------------------------------------

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Ordinary Shares

ITEM 2(e).        CUSIP NUMBER:

                  22943F100

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Ordinary Shares of the issuer by the persons filing this Statement is provided as of December 19, 2003:

                        (a)  Amount beneficially owned:

                             See Row 9 of cover page for each Reporting Person.

                        (b)  Percent of Class:

                             See Row 11 of cover page for each Reporting Person.

                        (c)  Number of shares as to which such person has:

                             (i)  Sole power to vote or to direct the vote:

                                  See Row 5 of cover page for each Reporting
                                  Person.

                             (ii) Shared power to vote or to direct the vote:

                                  See Row 6 of cover page for each Reporting
                                  Person.

                             (iii) Sole power to dispose or to direct the disposition of:

                                    See Row 7 of cover page for each Reporting
                                    Person.

                             (iv) Shared power to dispose or to direct the disposition of:

                                   See Row 8 of cover page for each Reporting
                                   Person.

CUSIP No. 22943F100                                          Page 12 of 17 Pages
--------------------------------------------------------------------------------

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of Tiger, Tiger II, Tiger Ltd. and Technology Partners, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 22943F100                                          Page 13 of 17 Pages
--------------------------------------------------------------------------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 19, 2003

Tiger Technology, L.P.                                           /s/ Charles P. Coleman III
By Tiger Technology Performance, L.L.C.                          --------------------------------------------------
Its General Partner                                              Signature

                                                                 Charles P. Coleman III
                                                                 Managing Member


Tiger Technology II, L.P.                                        /s/ Charles P. Coleman III
By Tiger Technology Performance, L.L.C.                          --------------------------------------------------
Its General Partner                                              Signature

                                                                 Charles P. Coleman III
                                                                 Managing Member


Tiger Technology, Ltd.                                           /s/ Charles P. Coleman III
By Tiger Technology Management, L.L.C.                           --------------------------------------------------
Its Investment Manager                                           Signature

                                                                 Charles P. Coleman III
                                                                 Managing Member


Tiger Technology Private Investment Partners, L.P.               /s/ Charles P. Coleman
By Tiger Technology PIP Management, L.L.C.                       --------------------------------------------------
Its General Partner                                              Signature

                                                                 Charles P. Coleman III
                                                                 Managing Member


Tiger Technology Performance, L.L.C                              /s/ Charles P. Coleman III
                                                                 --------------------------------------------------
                                                                 Signature

                                                                 Charles P. Coleman III
                                                                 Managing Member

CUSIP No. 22943F100                                          Page 14 of 17 Pages
--------------------------------------------------------------------------------

Tiger Technology Management, L.L.C.                              /s/ Charles P. Coleman III
                                                                 --------------------------------------------------
                                                                 Signature

                                                                 Charles P. Coleman III
                                                                 Managing Member


Tiger Technology PIP Performance, L.L.C                          /s/ Charles P. Coleman III
                                                                 --------------------------------------------------
                                                                 Signature
                                                                 Charles P. Coleman III
                                                                 Managing Member


Charles P. Coleman III                                           /s/ Charles P. Coleman III
                                                                 --------------------------------------------------
                                                                 Charles P. Coleman III


CUSIP No. 22943F100                                          Page 15 of 17 Pages
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                                  EXHIBIT INDEX


                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------
Exhibit A: Agreement of Joint Filing                                  16

CUSIP No. 22943F100                                          Page 16 of 17 Pages
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                                    EXHIBIT A

                            Agreement of Joint Filing

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Ordinary Shares of Ctrip.com International Ltd. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated: December 19, 2003

Tiger Technology, L.P.                                           /s/ Charles P. Coleman III
By Tiger Technology Performance, L.L.C.                          --------------------------------------------------
Its General Partner                                              Signature

                                                                 Charles P. Coleman III
                                                                 Managing Member


Tiger Technology II, L.P.                                        /s/ Charles P. Coleman III
By Tiger Technology Performance, L.L.C.                          --------------------------------------------------
Its General Partner                                              Signature

                                                                 Charles P. Coleman III
                                                                 Managing Member


Tiger Technology, Ltd.                                           /s/ Charles P. Coleman III
By Tiger Technology Management, L.L.C.                           --------------------------------------------------
Its Investment Manager                                           Signature

                                                                 Charles P. Coleman III
                                                                 Managing Member


Tiger Technology Private Investment Partners, L.P.               /s/ Charles P. Coleman
By Tiger Technology PIP Management, L.L.C.                       --------------------------------------------------
Its General Partner                                              Signature

                                                                 Charles P. Coleman III
                                                                 Managing Member


Tiger Technology Performance, L.L.C                              /s/ Charles P. Coleman III
                                                                 --------------------------------------------------
                                                                 Signature

                                                                 Charles P. Coleman III
                                                                 Managing Member

CUSIP No. 22943F100                                          Page 17 of 17 Pages
--------------------------------------------------------------------------------

Tiger Technology Management, L.L.C.                              /s/ Charles P. Coleman III
                                                                 --------------------------------------------------
                                                                 Signature

                                                                 Charles P. Coleman III
                                                                 Managing Member


Tiger Technology PIP Performance, L.L.C                          /s/ Charles P. Coleman III
                                                                 --------------------------------------------------
                                                                 Signature
                                                                 Charles P. Coleman III
                                                                 Managing Member


Charles P. Coleman III                                           /s/ Charles P. Coleman III
                                                                 --------------------------------------------------
                                                                 Charles P. Coleman III